EXHIBIT 2

                               FIRST AMENDMENT TO
        EXTENSION OF TERM OF NOTES UNDER MASTER LINE OF CREDIT AGREEMENT

This First Amendment to Extension of Term of Notes under Master Line of Credit Agreement (this "Amendment") is made and entered into as of November 13, 2002, effective as of August 15, 2002 (the "Effective Date") by and between Mendocino Brewing Company, Inc., a California corporation ("Borrower"), and United Breweries of America, Inc., a Delaware corporation ("Lender").

                                    RECITALS

      A. Borrower and Lender entered into an Extension of Term of Notes Under Master Line of Credit Agreement dated February 14, 2002 (the "Original Agreement"), which provides that the terms of certain of the Notes made by Borrower in favor of Lender shall be extended until August 15, 2002.

      B. Lender agreed not to take any action against Borrower with respect to the Notes during the period beginning on the Effective Date and ending on the date hereof, for so long as the parties were negotiating the terms of the Amendment.

      C. Subject to the terms and conditions of this Amendment, the parties wish to further extend the terms of certain of the Notes.

      D. Any capitalized terms not otherwise defined herein shall have the meanings set forth in the Original Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Borrower and Lender agree as follows:

      1. Extension of Term. Section 1 of the Original Agreement is amended to read as follows:

      The Notes provide that Lender has the right, at any time on or after the respective maturity dates of the Notes, to convert the Notes into shares of Borrower's common stock. However, Section 3 of the Notes provides that in the event that Lender has not converted the entire principal amount of any Note on or before its respective maturity date, Lender has the right to extend the term of such Note for a period of time mutually agreed upon between Lender and Borrower. Borrower and Lender had previously agreed to extend the term of each of the Notes itemized Nos. 1 through 8 on Exhibit A, effective as of the maturity date of each respective Note, for an indefinite period of time pending the Borrower's and Lender's discussions regarding conversion of the Notes; this Agreement hereby confirms that agreement. The parties hereby modify their previous agreement and agree to extend the term of each of the Notes itemized Nos. 1 through 13 on Exhibit A, effective as of the maturity date of each respective Note, for a period of time ending on March 31, 2003.

      2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws principles of that or any other jurisdiction.


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      3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all taken together shall constitute one and the same instrument.

      4. Miscellaneous. This Amendment, in connection with the Original Agreement, contains all of the agreements, conditions, promises and covenants between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, representations or understandings with respect to the subject matter hereof. In the event of any conflict between the terms of the Original Agreement and this Amendment, the terms of this Amendment shall govern. Except as set forth in this Amendment, the terms of the Original Agreement shall remain in full force and effect. This Amendment may not be amended, modified, altered or otherwise changed in any respect except by written agreement signed by authorized representatives on behalf of Borrower and Lender. If any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforce ability of the remaining provisions contained herein shall not in any way be affected or impaired.

IN WITNESS WHEREOF, duly executed representatives of each of the parties hereto have executed and delivered this Amendment as of the Effective Date.

Borrower:                                      Lender:

MENDOCINO BREWING COMPANY, INC.                UNITED BREWERIES OF AMERICA, INC.
a California corporation                       a Delaware corporation

By:    /s/ N. Mahadevan                        By:    /s/ Anil Pisharody
   ----------------------------                   ------------------------------

Name:  N. Mahadevan                            Name:  Anil Pisharody
     --------------------------                     ----------------------------

Title: Secretary                               Title: Secretary
      -------------------------                      ---------------------------


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